Exhibit 10.1

Northeast Utilities Retention Program

1. Purpose. The Program has been established by the Company for the purpose of compensating executives and employees of the Company for their services and loyalty to the Company and to encourage them to remain in the employ of the Company and to use their best efforts to consummate the merger between the Company and NSTAR, pursuant to the Merger Agreement, and ensure the performance of the combined company.

2. Definitions. For purposes of the Program:

(a)	“Affiliate” shall mean, with respect to the Company, any company that controls, is controlled by, or is under common control with the Company.

(b)	“Cause” shall have the meaning set forth for that term in the Company’s Special Severance Program for Officers.

(c)	“Closing Date” shall have the meaning ascribed to such term in the Merger Agreement.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)	“Committee” shall mean the Compensation Committee of the Board of Trustees of the Company.

(f)	“Company” shall mean Northeast Utilities and any successor thereto.

(g)	“Disability” shall mean a mental or physical condition that qualifies a Participant for benefits under the Company’s long-term disability plan.

(h)	“Merger Agreement” shall mean the Agreement and Plan of Merger by and among the Company, NU Holding Energy 1 LLC, NU Holding Energy 2 LLC, and NSTAR dated as of October 16, 2010, as it may be amended from time to time.

(i)	“Participant” shall mean those individuals identified on Exhibit A hereto.

(j)	“Program” shall mean this Northeast Utilities Retention Program, as set forth herein.

(k)	“Retention Payment” shall mean, with respect to each respective Participant, the amount of the retention value as of the date of grant, as set forth on Exhibit A hereto in respect of that Participant, and, as applicable, as may change prior to the Retention Payment Date as the result of a change in share price or the imputation of dividend shares. Such amount may be expressed and be payable in cash, or it may be a cash-settled or share-settled restricted share unit grant with or without dividend equivalent reinvestment that are made under the terms of the Northeast Utilities Incentive Plan (or any successor thereof), or any combination thereof. The number of any restricted share units (where such number is determined by reference to a dollar value) shall be based on the closing price of common shares of the Company on the day on which an award hereunder is granted.

(l)	“Retention Payment Date” shall mean, with respect to each respective Participant, the third anniversary of the Closing Date or such other date as is otherwise set forth on Exhibit A hereto in respect of that Participant, provided that the Committee in its discretion at any time may accelerate the Retention Payment Date in respect of any Participant.

3. Effectiveness of Program. The Program shall cease to be of any force or effect if the Merger Agreement is terminated before the Closing Date occurs.

4. Administration. The Program shall be administered by the Committee. The Committee shall have the authority to interpret the Program and to make all determinations that it deems necessary or desirable for the administration of the Program, including without limitation the determination of whether a Participant’s employment has been terminated for Cause. Notwithstanding the foregoing provisions of this Section 4, the

Committee may delegate some or all of its authority under the Program in respect of any individuals who are not in a position of “vice president” or above to any one or more officers of the Company designated by the Committee from time to time. The determinations of the Committee and its delegates, if any, with respect to the Program shall be binding on all parties.

5. Retention Payment. The Company shall pay each Participant the applicable Retention Payment on the Participant’s Retention Payment Date, provided the Participant is employed by the Company or one of its Affiliates on the Participant’s Retention Payment Date. If a Participant’s employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates without Cause prior to the Participant’s Retention Payment Date, such Participant shall be entitled to receive the Participant’s Retention Payment as soon as practicable, but in no event later than five business days, following the effective date of such termination of employment, with such Retention Payment reduced by the amount of any cash severance payable (or scheduled to be payable within a 12-month period of the termination of employment) to the Participant, including amounts payable for non-compete or non-solicitation under any severance plan maintained by the Company or its Affiliates or any individual employment or severance agreement between the Participant on the one hand and the Company or its Affiliates on the other. If a Participant’s employment with the Company and its Affiliates is terminated by reason of death or Disability prior to the Participant’s Retention Payment Date, such Participant (or his estate, as the case may be) shall be entitled to receive the Participant’s Retention Payment as soon as practicable, but in no event later than 30 days following the effective date of such termination of employment.

6. Withholding. The Company shall be entitled to withhold from amounts to be paid to any Participant hereunder any standard Company deductions and any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.

7. Amendment and Termination. The Program may be amended by the Committee at any time for any reason, provided that no amendment shall adversely affect a Participant’s right to his or her Retention Payment without his or her consent. The Program shall terminate when no Retention Payments remain outstanding under the Program.

8. Assignment or Transfer. Except as otherwise provided herein or by law, no right or interest of any Participant under the Program shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner. No attempted assignment or transfer thereof shall be effective, and no right or interest of any Participant under the Program shall be liable for, or subject to, any obligation or liability of such Participant.

9. No Right of Employment. Neither the establishment of the Program, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits, hereunder shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or its Affiliates, and all Participants shall remain subject to discharge to the same extent as if the Program had never been adopted.

10. Severability. If any provision of the Program shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Program shall be construed and enforced as if such provision had not been included.

11. Other Plans. Amounts payable under the Program shall not be treated as compensation for purposes of computing or determining any benefit under any pension, savings, severance, bonus/incentive, insurance, or other employee compensation or benefit plan of the Company.

12. Successors. The Program shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company.

13. Funding Status. The Program shall be unfunded. No Participant shall have a right to, or any interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under the Program.

14. Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Program, and shall not be employed in the construction of the Program.

15. Section 409A. The intent of the Company is that payments and benefits under the Program comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Program shall be interpreted and be administered to be in compliance therewith. It is intended that payments made under this Program on or before the 15th day of the third month following the end of the Participant’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture shall be exempt from compliance with Section 409A of the Code pursuant to the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment or service with the Company for purposes of the Program and no payment shall be due to the Participant under the Program until the Participant would be considered to have incurred a “separation from service” from the Company or its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Program that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as subject to Section 409A of the Code unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Program, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition on any individual of additional income tax under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier).

16. Governing Law. The Program shall be construed and enforced according to the laws of the State of Connecticut, to the extent not preempted by federal law, which shall otherwise control.

Exhibit A

Name	Date of Retention Grant	Retention Value at Grant	Number of RSUs at Grant (if applicable)	Retention Payment Date*
$
$
$
$

* Third anniversary of the Closing Date unless otherwise indicated.

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